Exhibit 2

Execution Version

STOCK TRANSFER AGREEMENT

This STOCK TRANSFER AGREEMENT (the “Agreement”) is made as of September 11, 2026 (the “Effective Date”), by and among THRC Holdings, LP, a Texas limited partnership (the “THRC”), on the one hand, and ProFrac GDM, LLC, a Texas limited liability company (“ProFrac GDM”), on the other hand.

ProFrac GDM desires to sell, and THRC desires to accept, an aggregate of 1,319,493 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Flotek Industries, Inc., a Delaware corporation (the “Company”), the aggregate number of which was determined by dividing (x) $34,320,000 by (y) the VWAP Price (as defined below), in exchange for THRC’s agreement that its $34,320,000 of Term Loans (the “Subject Loans”) under and as defined in that certain Term Loan Credit Agreement, dated as of December 27, 2023 (the “Credit Agreement”), by and among Alpine Holding II, LLC, a Delaware limited liability company, PF Proppant Holding, LLC, a Texas limited liability company, the subsidiary guarantors party thereto, the lenders from time to time party thereto, CLMG Corp., a Texas corporation, as the agent (the “Credit Agreement Agent”) and the collateral agent (as amended by that certain Amendment No. 1 and Consent to Credit Agreement, dated as of June 19, 2024, that certain Amendment No. 2 and Consent to Credit Agreement, dated as of December 30, 2024, that certain Amendment No. 3 to Credit Agreement and Amendment No. 1 to Guarantee Agreement, dated as of June 26, 2025, that certain Amendment No. 4 to Credit Agreement, dated as of December 18, 2025 and that certain Amendment No. 5 to Credit Agreement, dated as of even date herewith, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) are repaid in full and cancelled (the “Affiliate Loan Cancellation”) on the terms and conditions set forth in this Agreement. "VWAP Price" means the volume-weighted average price per share of Common Stock on the principal national securities exchange on which such shares are then listed for the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the Effective Date. It is the intention of the parties to this Agreement that the transaction contemplated by this Agreement (the “Transaction”) be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(7) of the Securities Act and pursuant to the satisfaction of the conditions for the so-called “Section 4(a)(1 ½)” private resale exemption.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

SALE AND EXCHANGE OF THE SHARES

Section 1.1         Sale and Exchange of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, ProFrac GDM hereby agrees to sell, transfer and assign all of ProFrac GDM’s right, title and interest in and to the Shares to THRC, and THRC hereby agrees to accept the Shares in exchange for the Affiliate Loan Cancellation.

Section 1.2         The Closing. The closing of the Transaction (the “Closing”) shall take place on the Effective Date. At the Closing, ProFrac GDM shall deliver or cause to be delivered to THRC the Shares via DTC electronic transfer to a securities account identified in writing by THRC. At the Closing, THRC agrees that, automatically upon ProFrac GDM’s delivery of the Shares as provided in the preceding sentence, the Affiliate Loan Cancellation shall occur. Promptly following Closing, THRC shall notify the Credit Agreement Agent of the Affiliate Loan Cancellation in writing. At ProFrac GDM’s expense, THRC shall take such further action as ProFrac GDM may reasonably request to evidence the Affiliate Loan Cancellation.

Section 1.3         Certain Definitions.

(a)           “Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, in each case by or before any Person.

(b)           “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

(c)           “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(d)           “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(e)           “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

(f)            “Representatives” means, with respect to a Person, such Person’s Affiliates, and the directors, officers, managers, stockholders, members, principals, partners, employees, agents, attorneys, accountants and other advisors and Representatives of such Person or any of its Affiliates.

Article II

REPRESENTATIONS AND WARRANTIES OF PROFRAC GDM

ProFrac GDM hereby represents and warrants to THRC as follows:

Section 2.1         Authority and Approvals. ProFrac GDM has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. The Agreement has been duly and validly executed and delivered by ProFrac GDM. Assuming this Agreement constitutes a valid and binding agreement of THRC, this Agreement constitutes a valid and binding agreement of ProFrac GDM, enforceable against ProFrac GDM in accordance with its terms.

Section 2.2         The Shares. ProFrac GDM is the beneficial owner of the Shares. Except for this Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any Shares, and there exist no liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares, other than any restrictions on transfer that may be imposed by Law. The Shares are validly issued, fully paid and non-assessable, and ProFrac GDM has good and marketable title thereto. Upon transfer of the Shares to THRC at the Closing in exchange for the Affiliate Loan Cancellation, THRC will acquire ownership of the Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares, other than any restrictions on transfer that may be imposed by Law.

Section 2.3         Investment Purpose; Affiliate Status; Holding Period. ProFrac GDM represents that it (a) acquired the Shares for investment purposes only and not with a view toward distribution or resale in violation of any applicable securities Laws, (b) is selling the Shares, as principal, for its own account and not as a broker or agent for another party and (c) is an “affiliate” of the Company as defined in Rule 144(a)(i) under the Securities Act.

Section 2.4         No General Solicitation; etc. ProFrac GDM acknowledges that (a) neither THRC nor any of its Representatives has either directly or indirectly, including through a broker or finder engaged in any general solicitation relating to the exchange of the Shares; and (b) the terms of the Transaction were determined through private negotiations between THRC and ProFrac GDM, and neither THRC nor ProFrac GDM is under any obligation or compulsion to enter into this Agreement.

Section 2.5         Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of ProFrac GDM or any material agreements or instrument to which ProFrac GDM is a party or by which it or its assets may be bound, or (ii) constitute a violation of any material applicable Law.

Section 2.6         Broker’s Fees. ProFrac GDM has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

Section 2.7         No Bad Actors. Neither ProFrac GDM nor, to ProFrac GDM’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration or a commission for such person’s participation in the offer or sale of the Shares, including solicitation of purchasers for ProFrac GDM, is subject to an event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.8         Excluded Information.

(a)           ProFrac GDM acknowledges that THRC is an existing stockholder of the Company and that THRC may have access to and may possess nonpublic information regarding the Company not known to the other party (the “Excluded Information”). The Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or THRC, directly or indirectly, and may or may not be available to ProFrac GDM from sources other than the Company or THRC. Such Excluded Information may include information received (A) by THRC or its Representatives in their capacities as directors, stockholders or affiliates of the Company, (B) from the Company on a confidential basis, or (C) on a privileged basis from the attorneys, financial advisers or other Representatives of the Company. Although such Excluded Information may be indicative of a value of the Shares that is substantially different than the consideration paid for the Shares, ProFrac GDM is experienced, sophisticated and knowledgeable in trading securities of public and private companies and understands the disadvantages to which ProFrac GDM may be subject on account of the disparity of information as between THRC and ProFrac GDM, and ProFrac GDM has nonetheless deemed it appropriate to engage in the sale of the Shares hereunder. In respect of this Section 2.8, ProFrac GDM further represents, warrants and acknowledges that it: (a) is a sophisticated transferor with respect to the Shares, (b) has adequate information concerning the Shares, (c) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the sale of the Shares to THRC and with respect to THRC as the buyer of the Shares, and (d) has not relied upon THRC for any investigation into, assessment of, or evaluation with respect to the sale of the Shares to THRC or with respect to THRC as transferee and purchaser of the Shares.

(b)           ProFrac GDM hereby:

(1)       agrees that neither THRC nor its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives shall have any liability to ProFrac GDM or its affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(2)       waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, and relinquishes all rights and remedies accorded by applicable law to a transferor of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(3)       with respect to the disposition and sale of the Shares, releases and discharges THRC and its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives and all successors and assigns thereto (each a “THRC Released Party”) of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which ProFrac GDM and/or its affiliates, successors or assigns may have against any THRC Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown.

(c)           ProFrac GDM hereby represents to each THRC Released Party that (i) it has not assigned any claim or possible claim against THRC Released Parties, (ii) it fully intends to release all claims against THRC Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 2.8.

Article III

REPRESENTATIONS AND WARRANTIES OF THRC

THRC represents and warrants to ProFrac GDM as follows:

Section 3.1         Authorization of Agreement. THRC has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of THRC to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. This Agreement has been duly and validly executed and delivered by THRC. Assuming this Agreement constitutes a valid and binding obligation of ProFrac GDM, this Agreement constitutes a valid and binding agreement of THRC, enforceable against THRC in accordance with its terms.

Section 3.2         Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of THRC or any material agreements or instrument to which THRC is a party or by which it or its assets may be bound, or (ii) constitute a violation of any material applicable Law.

Section 3.3         Investment Experience. THRC is a sophisticated investor and has (a) by reason of its business and financial experience, the capacity to protect its own interests in connection with the exchange of the Shares hereunder, (b) such knowledge and experience in financial, tax and business matters to enable THRC to evaluate the merits and risks associated with the exchange of the Shares hereunder and to make an informed investment decision with respect thereto, (c) adequate information concerning the Shares, (d) conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares and the exchange of the Shares hereunder, and (e) not relied upon ProFrac GDM for any investigation into, assessment of, or evaluation with respect to the Shares and/or the exchange of the Shares hereunder. Without limiting the generality of the foregoing, THRC has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of its investment in the Shares and the Transaction. THRC is relying solely on such advisors and not on any statements or representations of ProFrac GDM or any of its agents regarding the tax consequences of the Transaction. THRC understands that it (and not ProFrac GDM) shall be responsible for THRC’s own tax liability that may arise as a result of its investment in the Shares and the Transaction.

Section 3.4         No General Solicitation, etc. THRC acknowledges that (a) neither ProFrac GDM nor any of its Representatives has either directly or indirectly, including through a broker or finder engaged in any general solicitation relating to the sale of the Shares; and (b) the terms of the Transaction were determined through private negotiations between THRC and ProFrac GDM and neither THRC nor ProFrac GDM is under any obligation or compulsion to enter into this Agreement.

Section 3.5         Opportunity to Seek Counsel. THRC has (a) had an opportunity to review and consider this Agreement before signing it, (b) consulted with its own attorney(s) and confidential advisors before signing this Agreement, and (c) read and understood all of the terms and provisions of this Agreement.

Section 3.6         No View to Distribution; Accredited Investor. THRC represents that it is accepting the Shares (a) as principal, for its own account for investment only and not as a broker or agent for another party and (b) not with a view or any present intention toward effecting a distribution or resale in violation of any applicable securities laws. THRC is an “accredited investor” as such term is defined in Regulation D of the Securities Act.

Section 3.7         Blue Sky Laws; Future Transfer. THRC acknowledges and agrees that the Shares have not been registered under the Securities Act or qualified under any state security laws (“Blue Sky Laws”) and may not be sold, pledged or otherwise transferred by THRC without compliance with the registration provisions of the Securities Act or an exemption therefrom. THRC acknowledges that the Shares are being transferred hereby under an exemption or exemptions from the registration and qualification requirements of the Securities Act and Blue Sky Laws which impose certain restrictions on THRC’s ability to transfer the Shares. THRC is aware of the provisions of Rule 144 promulgated under the Securities Act, including without limitation the applicable holding periods thereunder.

Section 3.8         Broker’s Fees. THRC has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

Section 3.9         Excluded Information.

(a)           THRC acknowledges and agrees that ProFrac GDM is an existing stockholder of the Company and that ProFrac GDM may have access to and may possess Excluded Information. The Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or ProFrac GDM, directly or indirectly, and may or may not be available to THRC from sources other than the Company or ProFrac GDM. Such Excluded Information may include information received (A) by ProFrac GDM or its Representatives in their capacities as directors, officers, stockholders or affiliates of the Company, (B) from the Company on a confidential basis, or (C) on a privileged basis from the attorneys, financial advisers or other Representatives of the Company. Although such Excluded Information may be indicative of a value of the Shares that is substantially different than the consideration paid for the Shares, THRC is experienced, sophisticated and knowledgeable in trading securities of public and private companies and understands the disadvantages to which THRC may be subject on account of the disparity of information as between THRC and ProFrac GDM, and THRC has nonetheless deemed it appropriate to engage in the exchange of the Shares hereunder.

(b)           THRC hereby:

(1)       agrees that neither ProFrac GDM nor its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives shall have any liability to THRC or its affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(2)       waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(3)       with respect to the disposition and sale of the Shares, releases and discharges ProFrac GDM and its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives and all successors and assigns thereto (each a “ProFrac GDM Released Party”) of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which THRC and/or its affiliates, successors or assigns may have against any ProFrac GDM Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown.

THRC hereby represents to each ProFrac GDM Released Party that (i) it has not assigned any claim or possible claim against ProFrac GDM Released Parties, (ii) it fully intends to release all claims against ProFrac GDM Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.9.

Section 3.10       The Subject Loans. THRC is the beneficial owner of the Subject Loans. There is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of the Subject Loans, and there exist no liens, claims, voting agreements, charges or encumbrances of any kind affecting the Subject Loans.

Article IV

MISCELLANEOUS

Section 4.1         Legends. THRC understands that the Company may place restrictive legends on any stock certificate(s) or electronic book-entry evidencing the Shares as required by applicable law, the Company’s governing documents or other policies.

Section 4.2         Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent, broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such party who is entitled to any broker’s or finder’s fee or any other commission or fee directly or indirectly in connection with the Transaction.

Section 4.3         Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and to that extent, the provisions of this Agreement shall be severable.

Section 4.4         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified or registered mail, postage prepaid, or sent by electronic mail, addressed to such address set forth on the signature page hereto. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), or personally delivered, be effective four days after deposit in the mails or when personally delivered, respectively, addressed as aforesaid, unless otherwise provided herein and, when sent by electronic mail during normal business hours of the recipient be effective when delivered, and if not sent during normal business hours, then on the recipient’s next business day.

Section 4.5         Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance, with respect to any obligations owed to such party, with any provision of this Agreement. Any waiver hereunder shall be effective only if made in a writing signed by the party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

Section 4.6         Governing Law; Consent to Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations), without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purposes of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or in connection with this Agreement or the Transaction. Each party agrees (a) to commence any such Action in such courts and (b) that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the signature page hereto shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 4.6. Each party irrevocably and unconditionally waives (i) any objection to the laying of venue of any such Action in such courts, or that any such Action brought in any such court has been brought in an inconvenient forum, and (ii) all right to trial by jury in any such Action.

Section 4.7         No Other Representations; No Liability. Each party acknowledges that the representations and warranties of the other party expressly and specifically set forth herein constitute such other party’s sole and exclusive representations and warranties in connection with the Transaction, and further agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed. Except for each Party’s rights to enforce the terms of this Agreement and any claims arising from breach of this Agreement, fraud or willful misconduct, each party hereby irrevocably waives and releases, to the fullest extent permitted by law, any and all Actions it has or may have against any other party, or any of its Representatives directly or indirectly based upon, relating to, or arising out of the Transaction, including any Action, whether under applicable securities Law or otherwise, directly or indirectly based upon, relating to, or arising out of the knowledge, possession, use or non-disclosure of any Excluded Information by such other party or any of its Representatives.

Section 4.8         Execution in Counterparts; E-signatures. This Agreement may be executed by the parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. A facsimile or pdf signature including any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

Section 4.9         Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.

Section 4.10       Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Stock Transfer Agreement to be executed as of the date first above written.

THRC Holdings, LP
By: THRC Management, LLC,
its General Partner

By:	/s/ Dan H. Wilks
Name:	Dan H. Wilks
Title:	Manager and Member

Address:	17018 Interstate 20
Cisco, Texas 76437

IN WITNESS WHEREOF, the parties have caused this Stock Transfer Agreement to be executed as of the date first above written.

PROFRAC GDM, LLC

By:	/s/ Austin Harbour
Name:	Austin Harbour
Title:	Chief Financial Officer

Address:	333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
Attention: Matt Wilks
Email:	matt.wilks@profrac.com